SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

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                                          Rule 14a-6(e)(2))
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|_|   Definitive Additional Materials
|_|   Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CARRIAGE SERVICES, INC.
               (Name of Registrant as Specified in Its Charter)

                 W. CHRISTOPHER SCHAEPER, SNELL & SMITH, P.C.,
                 1000 LOUISIANA, SUITE 1200, HOUSTON, TX 77002
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.
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      1) Title of each class of securities to which transaction applies:

      _________________________________________________________________

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      _________________________________________________________________

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      pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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
                            [CARRIAGE SERVICES LOGO]

                            CARRIAGE SERVICES, INC.
                        1300 POST OAK BLVD., SUITE 1500
                              HOUSTON, TEXAS 77056

                                 March 30, 1999

Dear Carriage Stockholder:

     I am pleased to invite you to Carriage's Annual Meeting of Stockholders. The meeting will be held at the Doubletree Hotel, 2001 Post Oak Blvd., Houston, Texas 77056 on Tuesday, May 11, 1999, at 10:00 a.m., Houston time. If you cannot be present at the Annual Meeting, I urge you to participate by completing the enclosed proxy and returning it at your earliest convenience.

     At the meeting, you and the other stockholders will elect three directors to Carriage's Board of Directors, and vote on certain other matters discussed in the accompanying Proxy Statement. You will also have the opportunity to hear what has happened in our business in the past year and to ask questions. I encourage you to read the enclosed Notice of Meeting and Proxy Statement, which contains information about the Board of Directors and its committees and personal information about each of the nominees for the Board. The Proxy Statement also describes in detail the other matters that will be voted upon at the Annual Meeting.

     We hope you can join us on May 11. Whether or not you can attend personally, it is important that your shares are represented at the Meeting. Please MARK your votes on the enclosed proxy, SIGN AND DATE THE PROXY, and RETURN it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.

                                          Sincerely,

                                          MELVIN C. PAYNE
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                            CARRIAGE SERVICES, INC.
                        1300 POST OAK BLVD., SUITE 1500
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 11, 1999

     Carriage Services, Inc. will hold its Annual Meeting of Stockholders at the Doubletree Hotel, 2001 Post Oak Blvd., Houston, Texas 77056 on Tuesday, May 11, 1999, at 10:00 a.m., Houston time.

     We are holding this meeting:

      o To elect three Class III directors, each for a three-year term expiring at the annual meeting of stockholders in 2002, and until their respective successors are elected and qualified.

      o To amend Carriage's 1995 Stock Incentive Plan to increase the number of shares available thereunder from 950,000 to 1,450,000 shares.

      o To amend Carriage's 1996 Stock Option Plan to increase the number of shares available thereunder from 800,000 to 1,300,000 shares.

      o To amend Carriage's 1996 Directors' Stock Option Plan to increase the number of shares available thereunder from 200,000 to 350,000 shares, to provide for a one-time grant in October 1998 to certain eligible directors, and to expand the criteria for eligibility to participate.

      o To ratify the selection of Arthur Andersen LLP as the independent public accountants of Carriage for 1999.

      o To transact such other business as may properly come before the meeting or any adjournments thereof.

     Your Board of Directors has selected March 15, 1999, as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders on that date will be available for inspection at the Company's corporate headquarters, 1300 Post Oak Blvd., Suite 1500, Houston, Texas for ten days before the meeting.

     You are cordially invited and urged to attend the Meeting. If, however, you are unable to attend the Meeting, YOU ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you attend the Meeting, and wish to do so, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked at any time before it is exercised.

     This Proxy Statement, proxy and Carriage's 1998 Annual Report to Stockholders are being distributed on or about March 30, 1999.

                                          By Order of the Board of Directors

                                      /s/ THOMAS C. LIVENGOOD
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          FINANCIAL OFFICER AND SECRETARY

Houston, Texas
March 30, 1999

                               TABLE OF CONTENTS

                                        PAGE
                                        NO.
                                        ----
GENERAL INFORMATION..................     1
RECORD DATE AND VOTING SECURITIES....     3
SECURITY OWNERSHIP OF DIRECTORS,
  EXECUTIVE OFFICERS AND CERTAIN
  BENEFICIAL OWNERS..................     4
ELECTION OF DIRECTORS................     7
     General.........................     7
     Organization and Committees of
      the Board......................    10
SECTION 16(a) BENEFICIAL OWNERSHIP
  REPORTING COMPLIANCE...............    10
CERTAIN TRANSACTIONS.................    11
EXECUTIVE COMPENSATION...............    13
     Summary Compensation Table......    13
     Stock Option Grants in 1998.....    14
     1998 Option Exercises and
      Year-End Option Holdings.......    15
     Compensation of Directors.......    15
     Employment Agreements...........    16
COMPENSATION COMMITTEE REPORT ON
  EXECUTIVE COMPENSATION.............    17
     Base Salaries...................    17
     Bonuses/Stock Option Grants for
      Executive Officers for 1998....    17
     Compensation Policies for the
      Chief Executive Officer........    18
COMPARATIVE STOCKHOLDER RETURN.......    19
COMPENSATION COMMITTEE INTERLOCKS AND
  INSIDER PARTICIPATION..............    20
AMENDMENT TO THE 1995 STOCK INCENTIVE
  PLAN...............................    20
     Amendment to Increase Authorized
      Shares.........................    20
     Summary Description of the 1995
      Plan...........................    21
AMENDMENT TO THE 1996 STOCK OPTION
  PLAN...............................    23
     Amendment to Increase Authorized
      Shares.........................    23
     Summary Description of the 1996
      Plan...........................    24
AMENDMENTS TO THE 1996 DIRECTORS'
  STOCK OPTION PLAN..................    25
     Amendments to 1996 Directors'
      Stock Option Plan..............    25
     Summary Description of the 1996
      Directors' Stock Option Plan...    26
RATIFICATION OF SELECTION OF
  INDEPENDENT PUBLIC ACCOUNTANTS.....    27
OTHER BUSINESS.......................    28
ADDITIONAL INFORMATION...............    28

                              GENERAL INFORMATION

Q:  WHO IS SOLICITING MY PROXY?

A: We -- the Board of Directors of Carriage Services, Inc. -- are sending you this Proxy Statement in connection with our solicitation of proxies for use at Carriage's 1999 Annual Meeting of Stockholders. Certain directors, officers and employees of Carriage and American Stock Transfer & Trust Company (a proxy solicitor) also may solicit proxies on our behalf by mail, phone, fax or in person.

Q:  WHO IS PAYING FOR THIS SOLICITATION?

A: Carriage will pay for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. Carriage also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Carriage stock. No additional fee beyond the $750 monthly fee paid to American Stock Transfer & Trust Company ("American") to act as Carriage's transfer agent, together with American's out-of-pocket expenses, will be paid to American.

Q:  WHAT AM I VOTING ON?

A:  (1) The election of Stuart W. Stedman, Ronald A. Erickson and Mark F.
        Wilson to the Board of Directors.

    (2) An amendment to Carriage's 1995 Stock Incentive Plan.

    (3) An amendment to Carriage's 1996 Stock Option Plan.

    (4) Amendments to Carriage's 1996 Directors' Stock Option Plan.

    (5) The approval of the appointment of our independent auditors for 1999.

Q:  WHO CAN VOTE?

A: Stockholders as of the close of business on March 15, 1999 are entitled to vote at the Annual Meeting.

Q:  HOW DO I VOTE?

A: You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person -- by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the meeting by giving the Secretary written notice of your revocation or by submitting a later-dated proxy. If you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of each of the nominees for director and vote FOR each of the other proposals described herein.

Q:  HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A: The Board recommends a vote FOR each of the nominees and each of the other proposals.

Q:  IS MY VOTE CONFIDENTIAL?

A: Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Carriage, and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed except: (1) as needed to permit Carriage to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management, but your identify will be kept confidential unless you ask that your name be disclosed.

Q:  HOW MANY SHARES CAN VOTE?

A: As of the Record Date, March 15, 1999, 12,058,250 shares of Class A Common Stock, 3,772,520 shares of Class B Common Stock and 1,682,500 shares of Series D Preferred Stock were outstanding. Each share of Class A Common Stock is entitled to one (1) vote; each share of Class B Common Stock is entitled to ten (10) votes; and each share of Series D Preferred Stock is entitled to approximately .003 of a vote. In summary, there were a total of 49,788,568 eligible votes as of the Record Date.

Q:  WHAT HAPPENS IF I WITHHOLD MY VOTE FOR AN INDIVIDUAL DIRECTOR?

A:  Withheld votes are counted as "no" votes for the individual director.

Q:  CAN I VOTE ON OTHER MATTERS?

A: Carriage's By-laws limit the matters presented at an annual meeting to those in the notice of the meeting and those otherwise properly presented before the meeting. We do not expect any other matter to come before the meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the individuals named as proxies authority to vote your shares on such matters at their discretion.

Q:  WHEN ARE STOCKHOLDER PROPOSALS DUE FOR THE ANNUAL STOCKHOLDERS MEETING IN
    2000?

A: To be considered for inclusion in the proxy statement for Carriage's 2000 Annual Meeting, a stockholder proposal must be received at Carriage's offices no later than December 1, 1999. A shareholder proposal submitted outside the processes of Rule 14a-8 of the SEC, if received by Carriage after February 15, 2000, will be considered untimely for presentation at Carriage's 2000 Annual Meeting of Stockholders.

Q:  HOW DO I NOMINATE SOMEONE TO BE A CARRIAGE DIRECTOR?

A: A stockholder may recommend nominees for director by giving the Secretary a written notice not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting. For the annual meeting in 2000, the deadline will be February 11, 2000, based upon this year's meeting falling on May 11. The notice must include the full name, age, business and residence address, principal occupation or employment of the nominee, the number of shares of Carriage Class A Common Stock, Class B Common Stock and Series D Preferred Stock the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934, and the nominee's written consent to the nomination and to serve, if elected.

                       RECORD DATE AND VOTING SECURITIES

     Only holders of record of the Class A and Class B Common Stock and Series D Preferred Stock at the close of business on March 15, 1999, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. On that date, Carriage had outstanding (i) 12,058,250 shares of Class A Common Stock, each of which is entitled to one vote, (ii) 3,772,520 shares of Class B Common Stock, each of which is entitled to ten votes, and (iii) 1,682,500 shares of Series D Preferred Stock, each of which is entitled to approximately .003 of a vote. The voting power of each class or series, as of March 15, 1999, is summarized below:

                                                                                 PERCENTAGE OF
           CLASS OR SERIES              OUTSTANDING SHARES    NUMBER OF VOTES    VOTING POWER
-------------------------------------   ------------------    ---------------    -------------
Class A Common Stock.................       12,058,250           12,058,250           24.2
Class B Common Stock.................        3,772,520           37,725,200           75.8
Series D Preferred Stock.............        1,682,500                5,118            *
                                                              ---------------    -------------
     TOTAL...........................                            49,788,568          100.0
                                                              ===============    =============

------------
* Less than 1%

     The presence at the Meeting, in person or by proxy, of the holders of a majority of the total voting power of the issued and outstanding shares of Class A and B Common Stock and Series D Preferred Stock is necessary to constitute a quorum to transact business. Abstentions and broker non-votes will be counted for purposes of whether a quorum is present at the Meeting. In the absence of a quorum at the Meeting, the Meeting may be adjourned without notice other than announcement at the Meeting until a quorum shall be formed.

     If a quorum is present at the Meeting, the nominees for the Class III directors will be elected by a plurality of the votes cast at the Meeting, and each other matter will need to be approved by the affirmative vote of the holders of a majority of the voting power present or represented by proxy at the Meeting. Since directors are elected by a plurality of the votes cast, shares that are withheld will have no effect on the outcome of the election of directors. With respect to any matter other than the election of directors, abstentions will have the effect of a vote against the proposal. Broker non-votes will not be counted to determine the stockholders entitled to vote on a proposal, and will not affect the outcome of the vote on such matter.

     All properly signed proxies received prior to the Meeting will be voted in accordance with the choices specified. If no choice has been specified in proxy, the shares will be voted in favor of all proposals described herein and in the discretion of the persons named in the Proxy in connection with any other business that may properly come before the Meeting. A stockholder giving a Proxy may revoke it at any time before it is voted at the Meeting by filing with the Secretary an instrument revoking it, or by signing and delivering to the Secretary a Proxy bearing a later date, or by voting in person at the Meeting.

              SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 15, 1999, the ownership of Class A and B Common Stock (including Class A and B Common Stock into which the Series D Preferred Stock is convertible) of: (i) each director and director nominee of Carriage, (ii) the Chief Executive Officer, (iii) the other executive officers named in the Summary Compensation Table set forth under "Executive Compensation" below, and (iv) all executive officers and directors of Carriage as a group. Under the rules of the Securities and Exchange Commission, a person is deemed to own beneficially all securities as to which that person owns or shares voting or investment power, as well as all securities which such person may acquire within 60 days through the exercise of currently available conversion rights or options. Each person named in the table below has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the notes to the table.

                                            AMOUNT AND NATURE OF
                                            BENEFICIAL OWNERSHIP
                                           ----------------------
                                            CLASS A      CLASS B     PERCENT OF CLASS    PERCENT OF
                                            COMMON       COMMON          A AND B           VOTING
            BENEFICIAL OWNER               STOCK(1)     STOCK(2)       COMMON STOCK      CONTROL(3)
----------------------------------------   ---------    ---------    ----------------    ----------
Stuart W. Stedman(5)....................     156,638      145,223           1.9              3.2
Ronald A. Erickson(6)...................      32,900       61,621            *               1.3
Mark F. Wilson(7).......................     497,637       --               3.1              1.0
Melvin C. Payne(4)(8)...................     121,768      629,769           4.7             12.7
C. Byron Snyder(4)(9)...................     102,176    1,296,311           8.8             26.2
Robert D. Larrabee(10)..................      14,500       91,254            *                *
Mark W. Duffey(4).......................     147,980      178,625           2.0              3.8
Barry K. Fingerhut(4)(11)...............     209,216      520,924           4.6             10.8
Greg M. Brudnicki.......................     218,200       --               1.4               *
Thomas C. Livengood.....................      53,619        2,000            *                *
Russell W. Allen........................      37,518       46,392            *                *
Gary O'Sullivan.........................      28,611       --                *                *
All directors and executive officers as
  a group (12 persons)..................   1,620,763    2,972,119          28.2             60.3

------------
   * Indicates less than one percent.

 (1) The ownership of shares of Class A Common Stock shown in the table includes shares which may be acquired within 60 days upon exercise of outstanding stock options granted under one of our stock option plans by each of the persons and group, as follows: Mr. Stedman -- 20,500 shares; Mr.
     Erickson -- 20,500 shares; Mr. Wilson -- 14,500 shares; Mr. Payne -- 93,666 shares; Mr. Snyder -- 22,166 shares; Mr. Larrabee -- 14,500 shares; Mr. Duffey -- 67,000 shares; Mr. Fingerhut -- 22,166 shares; Mr.
     Brudnicki -- 7,250 shares; Mr. Livengood -- 44,499 shares; Mr.
     Allen -- 37,333 shares; Mr. O'Sullivan -- 28,500 shares; and directors and executive officers as a group -- 392,580 shares.

 (2) Each share of Class B Common Stock has ten votes per share and is convertible at any time into one share of Class A Common Stock. If not converted earlier, any outstanding shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock on December 31, 2001.

 (3) This column sets forth the percentage of voting power held by the person based on the type of securities held. Each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes, and each share of Series D Preferred Stock is entitled to approximately .003 of a vote.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (4) C. Byron Snyder and certain of his affiliates, Melvin C. Payne and certain of his affiliates, Mark W. Duffey, and Barry K. Fingerhut and certain of his affiliates and business associates are parties to a voting agreement dated effective as of August 8, 1996 relating to any shares of capital stock of Carriage held by any of them. These parties beneficially hold an aggregate of approximately 515,000 shares of Class A Common Stock and 2,675,395 shares of Class B Common Stock. Under the voting agreement, each party has agreed not to sell or otherwise transfer any shares of capital stock of Carriage held or acquired by such party to any of our "competitors" without the prior written consent of the holders of at least 80% of the voting power of the shares of capital stock subject to the voting agreement, unless the holders of at least 80% of the voting power of the outstanding shares of capital stock of Carriage are in favor of such action, not to vote the shares of capital stock of Carriage held by such party in favor of:

           o a merger, consolidation or similar corporate action involving a "competitor," other than in connection with an acquisition by Carriage of funeral homes or cemeteries in which Carriage is the acquiring or controlling party;

           o the sale of all or substantially all of our assets to a "competitor," or

           o any amendment to Articles V, VI or VII of our Certificate of Incorporation (which relate to the classified board of directors, the relative rights and powers of the board of directors and the stockholders and the ability of our stockholders to act by written consent).

     A "competitor" is defined in the voting agreement as any person or entity engaged in the funeral service, cemetery, crematory or related lines of business.

 (5) Mr. Stedman's holdings include:

           o 2,689 shares of Class A Common Stock and 31,309 shares of Class B Common Stock which are held by the Betty Ann Stedman Trust, of which Mr. Stedman is a trustee;

           o 1,083 shares of Class A Common Stock and 8,349 shares of Class B Common Stock which are held by the Wesley West Descendants Trust, of which Mr. Stedman is a trustee;

           o 292 shares of Class A Common Stock and 3,130 shares of Class B Common Stock which are held by the Courtney Lynn Meagher Trust, of which Mr. Stedman is a trustee;

           o 239 shares of Class A Common Stock and 3,130 shares of Class B Common Stock which are held by the Evan Everett Meagher 1989 Trust, of which Mr. Stedman is a trustee;

           o 19,902 shares of Class A Common Stock and 35,000 shares of Class B Common Stock which are held by the Wesley West Land Holding Company, of which Mr. Stedman is the president and an indirect beneficial owner through a trust of which he is a beneficiary;

           o 46,056 shares of Class A Common Stock which are held by the Wesley West Long Term Partnership, a partnership of which Mr. Stedman serves as the manager of the general partner;

           o 32,850 shares of Class A Common Stock which are held by the Wesley West Flexible Partnership, a partnership of which Mr. Stedman serves as the managing partner;

           o 24,350 shares of Class A Common Stock which are held by Wesley West Investment Company L.L.C., of which Mr. Stedman is the sole Manager; and

           o 7,120 shares of Class A Common Stock and 5,218 shares of Class B Common Stock which are owned jointly by Mr. Stedman and his spouse.

 (6) Mr. Erickson's holdings include:

           o 4,000 shares of Class A Common Stock and 44,015 shares of Class B Common Stock which are held by the Alfred and Rose Erickson Trust f/b/o Ronald A. Erickson;

           o 1,400 shares of Class A Common Stock and 17,606 shares of Class B Common Stock which are held by the Alfred and Rose Erickson Trust f/b/o Donovan A. Erickson, of which Mr. Erickson is the Trustee;

           o 7,000 shares of Class A Common Stock held by Mr. Erickson's minor son, David S. Erickson.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (7) Mr. Wilson's holdings include 399,879 shares of Class A Common Stock held by the Mark F. Wilson and Anne Pedersen Wilson Living Trust; 41,629 shares of Class A Common Stock held by the Wilson Trust B U/A/D 9/9/77 by Francis Wilson; and 41,629 shares of Class A Common Stock held by the Wilson Trust C U/A/D 9/9/77 by Francis Wilson, both of which Mr. Wilson is a beneficiary of and a Co-trustee.

 (8) Mr. Payne's holdings include 119,161 shares of Class B Common Stock owned by 1996 Payne Family Partnership, Ltd.; 2,919 shares of Class B Common Stock owned by the Melvin C. Payne 1996 Trust; 2,919 shares of Class B Common Stock owned by the Karen P. Payne 1996 Trust; and 5,555 shares of Class B Common Stock owned by the Melvin C. Payne, Jr. Pension Plan and Trust.

 (9) Mr. Snyder's holdings include 1,278,301 shares of Class B Common Stock owned by 1996 Snyder Family Partnership, Ltd.; 9,005 shares of Class B Common Stock owned by the C. Byron Snyder 1996 Trust; and 9,005 shares of Class B Common Stock owned by the Martha Ann Snyder 1996 Trust.

(10) Mr. Larrabee and his spouse hold an aggregate of 1,500,000 shares of Series D Preferred Stock, of which 252,410 shares are held by Larrabee Land Company, Inc. which is owned by Mr. Larrabee and his spouse. Such shares of Series D preferred stock are convertible as of March 15, 1999 into 91,254 shares of Class B Common Stock which are in turn convertible at any time into 91,254 shares of Class A Common Stock. Also, such shares of Series D Preferred Stock presently have 4,563 votes.

(11) Mr. Fingerhut's holdings include 3,000 shares of Class A Common Stock held by each of Mr. Fingerhut's children, Brooke Fingerhut and Andrew J. Fingerhut; 422,222 shares of Class B Common Stock held by Applewood Associates, L.P., a limited partnership of which Mr. Fingerhut is a general partner; 6,111 shares of Class B Common Stock held by Longboat Key Associates, a general partnership of which Mr. Fingerhut is a general partner; and 8,333 shares of Class B Common Stock held by Mr. Fingerhut jointly with Michael J. Marocco.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of March 15, 1999, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of the outstanding Common Stock, determined in accordance with Rule 13d-3 of the SEC, other than directors and executive officers whose beneficial ownership is described in the above table.

                                          AMOUNT AND NATURE OF
                                          BENEFICIAL OWNERSHIP
                                          --------------------
                                                        CLASS
                                            CLASS A       B       PERCENT OF CLASS    PERCENT OF
                                            COMMON      COMMON        A AND B           VOTING
            BENEFICIAL OWNER                 STOCK      STOCK       COMMON STOCK      CONTROL(3)
----------------------------------------  -----------   ------    ----------------    ----------
J. & W. Seligman & Co.
  Incorporated(1).......................    1,364,325     -0-            8.6              2.7
  100 Park Avenue
  New York, New York 10017

------------
(1) Based solely on a Schedule 13G/A filed with the SEC on February 9, 1999.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

GENERAL

     Carriage's Board of Directors currently consists of nine members, which are divided into three classes (designated Class I, Class II and Class III, respectively) serving staggered three-year terms. Carriage's Certificate of Incorporation provides that such classes shall be as nearly equal in number as possible. The term of office of the Class III directors expires at the Meeting. The term of the Class I directors expires at the annual meeting of stockholders in 2000 and the term of the Class II directors expires at the annual meeting of stockholders in 2001.

     At the Meeting, you and the other stockholders will elect three individuals to serve as Class III directors for a three-year term expiring at the 2002 Annual Meeting and until their successors are duly elected and qualified. Stuart
W. Stedman, Ronald A. Erickson and Mark F. Wilson, the Class III directors whose terms are expiring at the Meeting, have been nominated by the Board of Directors for re-election at the Meeting. Proxies may be voted for three directors.

     WE RECOMMEND THAT YOU VOTE "FOR" THE ELECTION OF EACH NOMINEE LISTED ABOVE AS A CLASS III DIRECTOR. THE INDIVIDUALS NAMED AS PROXIES WILL VOTE THE ENCLOSED PROXY "FOR" THE ELECTION OF ALL NOMINEES UNLESS YOU DIRECT THEM TO WITHHOLD YOUR VOTES FOR ONE OR MORE OF THE NOMINEES.

     You may not cumulate your votes in the election of directors. The three nominees receiving the highest number of affirmative votes will be elected to the Board. You may withhold authority to vote for any or all nominees for directors. If any nominee becomes unable to serve as a director before the Meeting (or decides not to serve), the individuals named as proxies will vote FOR the remainder of the nominees and for such other nominees as we may designate as a replacement or substitute for those who become unavailable.

     The following table sets forth the names, ages and titles of the persons who have been nominated for election as Class III directors, and our other current directors and executive officers.

                NAME                    AGE                           TITLE
-------------------------------------   ---   -----------------------------------------------------
NOMINEES FOR CLASS III DIRECTORS
(TERM EXPIRING AT 2002 ANNUAL
MEETING)
Stuart W. Stedman(3).................   41    Director
Ronald A. Erickson(3)................   62    Director
Mark F. Wilson.......................   52    Director
CONTINUING CLASS I DIRECTORS
(TERM EXPIRING AT 2000 ANNUAL
  MEETING)
Melvin C. Payne(1)...................   56    Chairman of the Board, Chief Executive Officer and
                                                Director
C. Byron Snyder(1)(2)................   50    Director and Chairman of the Executive Committee
Robert D. Larrabee...................   64    Director
CONTINUING CLASS II DIRECTORS
 (TERM EXPIRING AT 2001 ANNUAL
 MEETING)
Mark W. Duffey(1)....................   42    President and Director
Barry K. Fingerhut(1)(2).............   53    Director
Greg M. Brudnicki....................   43    Director
EXECUTIVE OFFICERS WHO ARE NOT
 DIRECTORS
Thomas C. Livengood..................   43    Executive Vice President, Chief Financial Officer and
                                                Secretary
Russell W. Allen.....................   52    Executive Vice President of Operations
Gary O'Sullivan......................   46    Senior Vice President -- Marketing

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------
(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

     Set forth below is a brief description of the business experience of the directors and executive officers of our company.

DIRECTORS (LISTED IN SAME ORDER AS TABLE SET FORTH ABOVE)

     STUART W. STEDMAN has been a director of Carriage since it went public in August 1996. For the past twelve years, Mr. Stedman has been President of Wesley West Interests, Inc., a management company responsible for various family holdings, including marketable securities, oil, gas and coal properties, ranch lands and urban real estate. Mr. Stedman also serves as a Manager of Strand Energy, L.L.C., a private exploration and production company.

     RONALD A. ERICKSON has been a director of Carriage since it went public in August 1996. Mr. Erickson is Chief Executive Officer of Holiday Companies, Minneapolis, Minnesota, a family business consisting primarily of convenience stores, supermarkets, sporting goods stores and wholesale food distribution. Mr. Erickson is also a director of Andersen Corporation, a privately held manufacturer of windows and patio doors. Mr. Erickson is also a director of Kinnard Investments, Inc., a publicly traded corporation engaged in investment banking and related financial services.

     MARK F. WILSON became a director of Carriage in January 1997 when CNM merged with Carriage. Mr. Wilson served as the President of CNM from 1988 until its merger with Carriage in January 1997, when he became the President of Carriage Funeral Services of California, Inc., a subsidiary of Carriage. CNM owned and operated nine Wilson & Kratzer Funeral Homes and the Rolling Hills Memorial Park Cemetery in Alameda and Contra Costa Counties, California. In connection with the CNM merger, Carriage agreed to increase the Board of Directors to eight members and appoint Mr. Wilson as a director. Mr. Wilson also serves on the Board of Directors of Mechanics Bank, Richmond, California.

     MELVIN C. PAYNE, one of the management founders of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996. Prior to then, he had been the President, Chief Executive Officer and a director of Carriage since its inception in 1991. Mr. Payne serves on the Board of Trustees of A. G. Series Trust, a mutual fund affiliated with American General Corporation, and the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

     C. BYRON SNYDER has been a director of Carriage since 1991, was Chairman of the Board of Directors of Carriage from 1991 to December 1996, and is currently Chairman of the Executive Committee. Mr. Snyder is the President of Sterling City Capital, LLC, a merchant banking firm. Mr. Snyder is the Chairman of the Board of Directors of Integrated Electrical Services, Inc., a publicly traded national provider of electrical contracting and maintenance services in the commercial, industrial, and residential markets. Mr. Snyder was the owner and President of Relco Refrigeration Company, a distributor of refrigeration equipment, which he acquired in 1992. Prior to 1992, Mr. Snyder was the owner and Chief Executive Officer of Southwestern Graphics International, Inc., a diversified holding company which owned Brandt & Lawson Printing Co., a Houston-based general printing business, and Acco Waste Paper Company, an independent recycling business. Brandt & Lawson Printing Co. was sold to Hart Graphics in 1989, and Acco Waste Paper Company was sold to Browning-Ferris Industries in 1991.

     ROBERT D. LARRABEE has been a director of Carriage since it went public in August 1996. Mr. Larrabee is the former owner of a group of four funeral homes and two cemeteries in Washington and Idaho that Carriage acquired in April 1996. In connection with that transaction, Carriage agreed to undertake to appoint Mr. Larrabee to the Board if it went public, and Mr. Larrabee also became an employee of a subsidiary of Carriage. Mr. Larrabee also is the co-founder and co-owner of Evergreen Estates, a retirement community in Clarkston, Washington. He is the founding President and past director of Valley Bank in Clarkston, Washington (now part of U.S. Bank of Idaho); founding Chairman of the Board and President of

Purple Cross Insurance Company (now part of Service Corporation International); and founder of Lewis-Clark Savings and Loan Association (now part of Sterling Financial Corporation). He also serves on the Board of Directors of Sterling Financial Corporation and, until 1995, served on the Board of Directors of Laurentian Capital Corporation.

     MARK W. DUFFEY, one of the management founders of Carriage, has been President since December 1996. From the inception of Carriage in 1991 to December 1996, he was Executive Vice President and Chief Financial Officer and he became a director in 1995. He serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

     BARRY K. FINGERHUT has been a director of Carriage since 1995. Since 1981, Mr. Fingerhut has been associated with, and now serves as President of, GeoCapital, L.L.C., a registered investment adviser located in New York City which focuses its investment advice and management on securities of small capitalization companies. As of December 31, 1998, GeoCapital, L.L.C. managed accounts having a market value of approximately $2.35 billion. Mr. Fingerhut also has co-founded several investment partnerships that invest primarily in emerging publicly and privately traded companies and high growth companies engaged in the communications, software, consumer and business services. Mr. Fingerhut presently is a director of Millbrook Press, Inc., a publisher of children's non-fiction books, and UOL Publishing, Inc., an online publisher of academic and corporate texts.

     GREG M. BRUDNICKI became a director of Carriage in November 1997 when Forest Lawn/Evergreen Management Corp. merged with a subsidiary of Carriage. Forest Lawn and its affiliate owned and operated three funeral homes and three cemeteries in Panama City and Fort Walton Beach, Florida and Dothan, Alabama. Mr. Brudnicki served as the President and Chief Executive Officer of Forest Lawn from its inception in 1984 until the merger, when he became the Co-Manager of the Forest Lawn cemeteries and funeral homes operated by Carriage. In connection with the merger, Carriage agreed to increase the Board of Directors by one member and appoint Mr. Brudnicki to fill the resulting vacancy. Mr. Brudnicki serves as a Trustee for Bay Medical Center, a non-profit hospital in Panama City, Florida. He also serves on the Board of Directors of Peoples 1st Community Bank which has locations in 15 Florida cities.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     THOMAS C. LIVENGOOD has been Executive Vice President, Chief Financial Officer and Secretary of Carriage since December 1996. Mr. Livengood, a certified public accountant, has responsibility for the financial and administrative functions of Carriage. Prior to joining Carriage, he served as Vice President and Chief Financial Officer of Tenneco Energy, previously the largest division of Tenneco Inc., a Fortune 100 company, prior to the divestiture of its diversified businesses. Prior to joining Tenneco Energy in 1988, Mr. Livengood served in various financial management capacities with USX Corp., Texas Oil & Gas Corp. and KPMG Peat Marwick, an international CPA firm.

     RUSSELL W. ALLEN has been Carriage's Executive Vice President of Operations since June 1993. Mr. Allen has over 34 years of operational experience in the funeral home industry. Prior to joining Carriage, he was affiliated with Earthman Funeral Directors and Greenwood-Mount Olivet Funeral Homes and Cemeteries in Fort Worth, Texas for one and 21 years, respectively, serving most recently as Executive Vice President of Operations with each company. Mr. Allen previously served as Vice Chairman of the Texas Funeral Service Commission and as Chairman of the Education and Legislation Committees. He is also a member of the Texas Cemetery Association and has served on the Legislative Committee with that organization.

     GARY O'SULLIVAN has been Carriage's Senior Vice President -- Marketing since October 1996. From March 1996 to September 1996, Mr. O'Sullivan was the Regional Vice President of Sales (Florida) for Service Corporation International. Prior to then, Mr. O'Sullivan was the Vice President of Sales and Marketing for Woodlawn Memorial Park and Funeral Home from May 1993 to March 1996. He was the Director of Sales and Marketing for Earthman Funeral Home and Cemeteries from August 1989 to May 1993.

ORGANIZATION AND COMMITTEES OF THE BOARD

     During 1998, Carriage's Board met five times and acted by unanimous written consent eleven times. Each of the directors attended at least 80% of the meetings of the Board and the Committees on which he served. The functions of the Executive, Audit and Compensation Committees of the Board, and the number of meetings held during 1998, are described below.

     The members of the Executive Committee are Melvin C. Payne, Mark W. Duffey,
C. Byron Snyder and Barry K. Fingerhut. Mr. Snyder is the Chairman of the Committee. The primary function of the Executive Committee is to exercise many of the powers of the Board in between regular Board meetings, including the authorization of contracts, leases and loan documents. The Executive Committee held no meetings during 1998, but acted by unanimous written consent two times.

     The members of the Audit Committee are Stuart W. Stedman and Ronald A. Erickson. The Audit Committee recommends to the Board the appointment of Carriage's independent auditors, and reviews the plan, scope and results of the audit with the auditors and Carriage's officers. The Audit Committee also reviews with the auditors the principal accounting policies and internal accounting controls of Carriage. The Audit Committee met three times during 1998.

     The members of the Compensation Committee are C. Byron Snyder and Barry K. Fingerhut. The Compensation Committee reviews and makes recommendations to the Board concerning the compensation of Carriage's officers and employees, including stock option plans, incentive compensation programs and benefit plans. The Compensation Committee also administers, and makes grants of stock options under Carriage's 1995 Stock Incentive Plan and 1996 Stock Option Plan. During 1998, the Compensation Committee met two times.

     The Board also established an ad-hoc Pricing Committee, consisting of Melvin C. Payne and Mark W. Duffey, in connection with our public offering of Class A Common Stock in May 1998. This Committee was charged with reaching agreement with the managing underwriters of the offering as to price and terms of the offering and attending to related matters. The Pricing Committee acted by unanimous consent twice in 1998. Following completion of the offering, the Pricing Committee ceased to exist, having fulfilled its function.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Carriage's directors and executive officers, and persons who own more than 10% of a registered class of Carriage's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Class A Common Stock and other equity securities of Carriage. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish Carriage with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such reports furnished to Carriage or written representations that no other reports were required, Carriage believes that all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during 1998.

                              CERTAIN TRANSACTIONS

     In connection with our acquisition in January 1997 of certain funeral homes and cemeteries in California (hereinafter referred to as "CNM"), which was controlled by Mark F. Wilson and others:

      o Mr. Wilson and a subsidiary of Carriage entered into a five-year employment agreement providing for, among other things, the payment of a base salary to Mr. Wilson of $150,000 per year;

      o Mr. Wilson and such subsidiary entered into a five-year non-competition agreement providing for, among other things, the payment to Mr. Wilson of $170,000 per year; and

      o   We agreed to appoint Mr. Wilson to the Board of Directors of Carriage.

     In addition, Mr. Wilson and the other former shareholders of CNM who acquired equity of Carriage entered into a co-sale agreement with Messrs. Snyder, Fingerhut, Payne, Duffey and certain affiliated stockholders. Under this agreement, such persons agreed not to sell a certain level of their stock holdings in a single or related group of transactions unless the former CNM shareholders were given the opportunity to participate in the sales transaction, and in which the selling group could require the other parties to participate in a sales transaction. This transaction was entered into immediately prior to Mr. Wilson becoming a director of Carriage, and the compensation detailed above does not relate to any services provided by Mr. Wilson as a director of Carriage.

     Mr. Wilson also is a party to an arrangement with us whereby Mr. Wilson may receive annual cash consideration if acquisition candidates which he develops and which we subsequently acquire attain cash flow in excess of certain cash flow targets over a ten-year period. Pursuant to this arrangement, Mr. Wilson may elect to sell back to Carriage his share of excess cash flow during the last three-year period at a predetermined cash flow multiple. To date, no payments have been made by us under this arrangement.

     In connection with our acquisition in November 1997 of certain funeral homes and cemeteries in Florida, which were controlled by Greg M. Brudnicki and another person:

      o Mr. Brudnicki and a subsidiary of Carriage entered into a five-year employment contract providing for, among other things, the payment of a base salary to Mr. Brudnicki of $75,000 per year;

      o Mr. Brudnicki became a participant in an incentive compensation plan for certain key employees of our operations in Panama City, Florida; and

      o We agreed to appoint Mr. Brudnicki to the Board of Directors of Carriage.

     Mr. Brudnicki also is a party to a plan whereby Mr. Brudnicki may receive cash consideration if acquisition candidates developed by him or other participants in the plan are subsequently acquired by Carriage and attain cash flow in excess of certain cash flow targets. This plan covers Northern Florida, Southern Georgia and Alabama. At the election of the participant, the compensation is payable in cash or in shares of Class A Common Stock. To date, no payments have been made by Carriage to Mr. Brudnicki under the plan.

     In July 1996, we loaned Russell W. Allen, an executive officer of Carriage, $316,714 to allow Mr. Allen to exercise his options to purchase shares of Class B Common Stock of Carriage and to pay the federal income tax liability incurred pursuant to such exercise. The loan matures on June 30, 1999, bears interest at 7% per year payable annually on or before March 31 of each year and is secured by approximately 39% of the Class B Common Stock purchased by Mr. Allen. In order to pay the interest due March 31, 1997 and March 31, 1998, on this note, Mr. Allen executed new promissory notes totaling $39,458.00 with the same terms as the other note. On July 30, 1997, we agreed to release 7,875 shares of Class B Common Stock from this pledge, on April 3, 1998, an additional 5,000 shares were released from the pledge, and on November 3, 1998, an additional 3,733 shares were released.

     In August 1998, we loaned Gary O'Sullivan, one of Carriage's executive officers, $36,000 to enable him to meet some short-term personal needs. The loan matures on August 31, 1999, and bears interest at the rate of 5 1/2% per annum. In March 1999, we awarded Mr. O'Sullivan a cash bonus of $54,000 for his performance in 1998, and a portion of this bonus will be applied toward the repayment in full of his loan from Carriage.

     In connection with the acquisition by a subsidiary of Carriage of three corporations controlled by Robert D. Larrabee and his wife, which owned and operated four funeral homes and two cemeteries in Washington and Idaho:

      o A subsidiary of Carriage executed a note payable to Mr. Larrabee and his wife in the original principal amount of $246,000, secured by the land and buildings of one of the funeral home locations, as seller financing for that location;

      o Mr. Larrabee and such subsidiary entered into a five-year employment agreement providing for, among other things, the payment of a base salary to Mr. Larrabee of $25,000 per year; and

      o We agreed to undertake to appoint Mr. Larrabee to our Board of Directors if we went public.

     This transaction was entered into prior to Mr. Larrabee becoming a director of Carriage, and the compensation outlined above does not relate to any services provided by Mr. Larrabee as a director of Carriage.

     Mr. Larrabee also is a party to an arrangement with us whereby Mr. Larrabee may receive annual cash bonuses if acquisition candidates which he develops and which are subsequently acquired by Carriage attain cash flow in excess of certain cash flow targets over a ten-year period. Pursuant to the arrangement, Mr. Larrabee may elect to sell back to Carriage his share of excess cash flow during the last three-year period at a predetermined cash flow multiple. To date, no payments have been made by us under this arrangement.

     In May 1998, we purchased approximately 15 acres of undeveloped property adjacent to one of our cemeteries in Couer d'Alene, Idaho from Mr. Larrabee, for $1.2 million in cash. The transaction was negotiated at arm's-length, and we intend to use this property for possible future development.

     In the fourth quarter of 1998, Mark Duffey, our President, sold to Carriage 60,000 shares of Class B Common Stock and Russell Allen, our Executive Vice President -- Operations, sold to Carriage 11,375 shares of Class A Common Stock and 3,733 shares of Class B Common Stock, all at a price of $23 3/8 per share.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE.

     The following table sets forth information regarding the compensation for the years ended December 31, 1998, 1997 and 1996, with respect to the Chief Executive Officer and the four other most highly compensated executive officers of Carriage whose total annual salary and bonus during 1998 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                            COMPENSATION
                                                      ANNUAL COMPENSATION                      AWARDS
                                       --------------------------------------------------   ------------
                                                                              OTHER          SECURITIES      ALL OTHER
              NAME AND                                                        ANNUAL         UNDERLYING       COMPEN-
         PRINCIPAL POSITIONS             YEAR       SALARY      BONUS    COMPENSATIONS(1)     OPTIONS        SATION(2)
-------------------------------------  ---------  ----------  ---------  ----------------   ------------     ----------
MELVIN C. PAYNE......................       1998  $  233,654          0             0           32,000(3)      $1,038
  Chairman of the Board                     1997  $  225,000          0             0           20,000(4)       1,201
     and Chief Executive Officer            1996  $  194,292          0             0          250,000          1,168
MARK W. DUFFEY.......................       1998  $  192,115          0             0           26,000(3)      $2,401
  President                                 1997  $  185,000          0             0           16,000(4)       1,957
                                            1996  $  162,231          0             0          150,000          1,901
RUSSELL W. ALLEN.....................       1998  $  169,038          0             0           17,000(3)           0
  Executive Vice President                  1997  $  145,000          0             0           12,000(4)           0
     of Operations                          1996  $  121,634          0             0           50,000              0
THOMAS C. LIVENGOOD..................       1998  $  181,737          0             0           21,000(3)      $2,272
  Executive Vice President,                 1997  $  175,000          0             0           50,000(4)       2,188
     CFO and Secretary                      1996     (5)
GARY O'SULLIVAN......................       1998  $  197,308  $  54,000             0           10,000(3)           0
  Senior Vice President --                  1967  $  190,496          0             0           30,000(4)           0
     Marketing                              1996     (6)

------------
(1) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.

(2) Each of the amounts in this column reflect contributions by Carriage to its 401(k) Plan for the executive's benefit.

(3) All of these options were granted in March 1999 for 1998 performance.

(4) All of the options issued to Messrs. Payne, Duffey, Allen and Livengood, and 30,000 of the options issued to Mr. O'Sullivan, were granted in February 1998. Of the February 1998 option grants, all but 38,000 shares to Mr. Livengood and 18,000 shares to Mr. O'Sullivan were for 1997 performance.

(5) Mr. Livengood joined Carriage in December 1996 and his compensation during such year did not exceed $100,000.

(6) Mr. O'Sullivan joined Carriage in October 1996 and his compensation during such year did not exceed $100,000.

STOCK OPTION GRANTS IN 1998

     We have four stock option plans:

      o   the 1995 Stock Incentive Plan (the "1995 Plan");

      o   the 1996 Stock Option Plan (the "1996 Plan");

      o   the 1996 Directors' Stock Option Plan (the "Directors' Plan"); and

      o   the 1998 Stock Option Plan for Consultants (the "Consultants Plan").

A total of 950,000 shares of Class A and B Common Stock are reserved for issuance under the 1995 Plan, but the Board has proposed to increase the shares available to 1,450,000 shares. SEE Proposal 3 below. Options issued under the 1995 Plan prior to our initial public offering in August 1996 are satisfied with shares of Class B Common Stock, but options issued after that date are satisfied with shares of Class A Common Stock. 800,000 shares of Class A Common Stock are reserved for issuance under the 1996 Plan, and the Board has proposed to increase the shares available to 1,300,000 shares. SEE Proposal 4 below. 200,000 shares of Class A Common Stock are reserved for issuance under the Directors' Plan, and the Board has proposed to increase the shares available to 350,000 shares. SEE Proposal 5 below. 100,000 shares of Class A Common Stock are reserved for issuance under the Consultants Plan (no changes are proposed for this Plan). Options issued under the 1995 Plan and the 1996 Plan may be either "Incentive Stock Options" as defined in Section 422 of the Internal Revenue
Code of 1986, as amended (the "Code"), or non-qualified stock options. Options issued under the Directors' Plan and Consultants Plan are non-qualified stock options.

     The following table sets forth information on the grants of options to acquire shares of Class A Common Stock made during the year ended December 31, 1998, to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                            POTENTIAL
                                                              INDIVIDUAL GRANTS                        REALIZABLE VALUE AT
                                           -------------------------------------------------------        ASSUMED ANNUAL
                                           NUMBER OF      % OF TOTAL                                   RATES OF STOCK PRICE
                                           SECURITIES      OPTIONS                                         APPRECIATION
                                           UNDERLYING     GRANTED TO     EXERCISE OR                    FOR OPTION TERM(2)
                                            OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION   ------------------------
                                            GRANTED          1998          ($/SH)          DATE          5%          10%
                                           ----------    ------------    -----------    ----------   ----------  ------------
Melvin C. Payne.........................     20,000         2.7%            17.375        2/4/08     $  218,540  $    553,820
Mark W. Duffey..........................     16,000         2.2%            17.375        2/4/08     $  174,832  $    443,056
Russell W. Allen........................     12,000         1.6%            17.375        2/4/08     $  131,124  $    332,292
Thomas C. Livengood.....................     50,000(1)      6.9%            17.375        2/4/08     $  546,350  $  1,384,550
Gary O'Sullivan.........................     30,000(1)      4.1%            17.375        2/4/08     $  327,810  $    830,730

------------
(1) Options granted are for a term of ten years. 38,000 of the options to Mr. Livengood and 18,000 of the options to Mr. O'Sullivan vest 8.33% per year on the first through fourth anniversary dates of the grant date and 16.66% per year on the fifth through eighth anniversary dates of the grant date; provided, however, the options scheduled to vest in years 5-8 from the grant date (i.e., 66 2/3 of the total grant) vest immediately if the average of the daily high and low prices of the Class A Common Stock exceeds $27.99 for 20 consecutive trading days prior to the fourth anniversary of the grant date. All the remaining options were fully vested on the grant date.

(2) These amounts represent certain assumed rates of appreciation based on the actual option term and annual compounding from the date of grant. Assumed rates of appreciation are in accordance with guidelines established by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Class A Common Stock holdings are dependent on the future performance of the Class A Common Stock and overall stock market conditions. There can be no assurance that the stock appreciation amounts reflected in this table will be achieved; conversely, actual gains may be substantially in excess of those presented.

1998 OPTION EXERCISES AND YEAR-END OPTION HOLDINGS

     The following table sets forth, with respect to the Named Executive Officers, information concerning the exercise of stock options during the year ended December 31, 1998, and the year-end value of unexercised options. This table sets forth options for Class A Common Stock:

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED
                                                                          OPTIONS HELD AT               IN-THE-MONEY OPTIONS AT
                                          SHARES                        DECEMBER 31, 1998(1)              DECEMBER 31, 1998(2)
                                         ACQUIRED       VALUE      ------------------------------    ------------------------------
                NAMES                   ON EXERCISE    REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------   -----------    --------    ------------    --------------    ------------    --------------
Melvin C. Payne......................      --            --           61,666           208,334         $843,636        $3,111,979
Mark W. Duffey.......................      --            --           41,000           125,000          548,846        $1,867,188
Russell W. Allen.....................      --            --           20,333            41,667          257,224        $  622,396
Thomas C. Livengood..................      --            --           20,333            79,667          212,434        $  818,806
Gary O'Sullivan......................      --            --           17,000            43,000          184,938        $  460,063

------------
(1) Of the options, 20,000 shares for Mr. Payne, 16,000 shares for Mr. Duffey and 12,000 shares for each of Messrs. Allen, Livengood and O'Sullivan were immediately vested on grant date. All other options are for a term of ten years and vest 8.33% per year on the first through fourth anniversary dates of the grant date and 16.666% per year on the fifth through eighth anniversary dates of the grant date; provided, however, the options scheduled to vest in years 5-8 from the grant date (i.e., 66 2/3% of the total grant) vest immediately if the average of the daily high and low prices of the Class A Common Stock for 20 consecutive trading days exceeds $27.99 prior to the fourth anniversary of the grant date.

(2) An option is "in-the-money" if the market value of the Class A Common
    Stock exceeds the exercise price of the option. The values of the options set forth in these columns are based upon the difference between the closing price of $28.4375 on the New York Stock Exchange on December 31, 1998 and any lesser exercise price. However, on March 15, 1999, the closing price was $14 13/16.

COMPENSATION OF DIRECTORS

     In lieu of cash compensation, each director who is not an executive officer of Carriage, but who may be an employee (a "qualified director") is entitled to receive options under the Directors' Plan. It has also been a requirement that such a director may not participate in any other stock incentive plan of the Company, but the Board has proposed to remove this disqualification. SEE Proposal No. 5. In addition, qualified directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees thereof.

     Under the Directors' Plan, each individual who was a qualified director as of the date of our initial public offering in August 1996 received a non-qualified stock option (an "Initial Option") to purchase 15,000 shares (or 25,000 if the qualified director also served on the Executive Committee as of such date) of Class A Common Stock at an exercise price per share equal to the initial public offering price of $13.50 per share. C. Byron Snyder and Barry K. Fingerhut were each serving on the Executive Committee on such date and received options for 25,000 shares of Class A Common Stock. Each of the Initial Options granted were for a term of ten years and vest 8.33% per year on the first through fourth anniversary dates of the grant date and 16.66% per year on the fifth through eighth anniversary dates of the grant date; PROVIDED, HOWEVER, the options scheduled to vest in years 5-8 from the grant date (i.e. 66 2/3% of the total grant) vest immediately if the average of the daily high and low prices of the Class A Common Stock for 20 consecutive trading days exceeds $27.99 prior to the fourth anniversary of the grant date.

     When a new qualified director is appointed or elected to the Board, such qualified director will receive an option grant to purchase 15,000 shares of Class A Common Stock (or 25,000 shares if such director also becomes a member of the Executive Committee).

     Further, each qualified director is automatically granted a non-qualified stock option (an "Annual Option") to purchase 6,000 shares of Class A Common Stock on the date of each annual meeting of stockholders. Each Annual Option is fully vested, has a term of ten years and an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. The Board has proposed an amendment to the Directors' Plan to provide for a one-time grant of 18,000 options to each qualified director who is not an employee of Carriage or any subsidiary, which options have an exercise price equal to the fair market value of the Class A Common Stock on the date of grant (October 29, 1998), and vest at the rate of 6,000 shares each on the annual stockholder meeting dates in 1999, 2000 and 2001. These options are in lieu of the Annual Options that might otherwise have been granted to these directors on those dates. SEE Proposal No. 5. The aggregate number of shares of Class A Common Stock reserved for issuance under the Directors' Plan is 200,000 shares, but the Board has proposed to increase the number of authorized shares to 350,000. SEE Proposal No. 5.

EMPLOYMENT AGREEMENTS

     Effective July 1, 1996, we entered into separate employment agreements with Melvin C. Payne, Mark W. Duffey and Russell W. Allen. The employment agreements with Mr. Payne and Mr. Duffey have an initial term of five years with an evergreen two-year extension continuing after the first three years of the employment agreements unless either Carriage or the executive gives 90 days notice of termination. The employment agreement with Mr. Allen is for an initial term of five years. Pursuant to these agreements, Messrs. Payne, Duffey and Allen are entitled to receive a salary of not less than $225,000, $185,000 and $145,000, respectively, and a bonus to be determined on an annual basis by the Board of Directors. Mr. Allen's employment agreement was amended effective March 1, 1998 to increase his salary to $165,000. Effective January 1, 1999, the Board increased the base salaries for Messrs. Payne, Duffey and Allen to $275,000, $225,000 and $180,000, respectively. If the executive is terminated without cause during the term of the agreement, the executive will receive a monthly severance payment until the end of the term had the executive not been terminated plus a proportionate amount of the bonus earned for the year of termination. Such monthly severance payment would be equal to the average monthly amount (including salary and bonus) earned by the executive during the three calendar years prior to his termination. During the period that the executive receives the monthly severance payments, the executive also would be entitled to participate in any employee benefit plans or programs in which the executive was participating at the time of his termination. In addition, each agreement contains a covenant prohibiting the executive from competing with Carriage during the period the executive is receiving compensation under his agreement, provided, however, that following termination of employment, the executive may elect to forego certain severance payments which he would be entitled to under the employment agreement and thereafter would not be prohibited from competing with us. In addition, the agreements contain customary benefits and perquisites.

     Effective December 13, 1996, Carriage entered into an employment agreement with Thomas C. Livengood for a five year term ending December 31, 2001. Pursuant to this agreement, Mr. Livengood is entitled to receive a salary of not less than $175,000 and a bonus to be determined on an annual basis by the Board of Directors. Effective January 1, 1999, the Board increased Mr. Livengood's salary to $190,000. The other terms of Mr. Livengood's employment agreement are substantially the same as those described above for Messrs. Payne, Duffey and Allen.

     Effective October 8, 1996, we entered into an employment agreement with Gary O'Sullivan for a five year term. Pursuant to this agreement, Mr. O'Sullivan is entitled to receive a salary of $190,000. Effective January 1, 1999, the Board increased Mr. O'Sullivan's salary to $200,000. Mr. O'Sullivan's bonus structure was also changed in 1999, so that he will be entitled to receive quarterly incentive compensation (in lieu of any annual bonus) based upon our preneed sales volume for each quarter. The original agreement also provided for Mr. O'Sullivan to receive options under the 1996 Stock Option Plan for 30,000 shares at an exercise price of $18.00 per share, subject to vesting requirements similar to other options granted under such plan. If Mr. O'Sullivan is terminated without cause during the term of the agreement, he will receive his base salary until the end of the term. In addition, the agreement contains customary benefits and perquisites.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") is responsible for recommending compensation arrangements for senior management, making recommendations with respect to employee benefit plans, making stock option grants under the 1995 Stock Incentive Plan and the 1996 Stock Option Plan and administering the 1997 Employee Stock Purchase Plan. Neither member of the Committee is an employee of Carriage or any of its subsidiaries.

     The Committee seeks to improve our performance and maximize stockholder value through, among other things, establishing appropriate executive compensation levels and incentives. The Committee believes that compensation levels should be tied to performance on both an individual and corporate level so that management will be properly motivated to achieve Carriage's annual and long term performance goals and to maximize stockholder value. Our executive compensation policies are designed to:

      o Allow us to attract and retain qualified executives with the leadership and other skills needed by Carriage at this stage in its development;

      o Provide strong incentives to achieve our annual and long term performance goals, with rewards for both individual and corporate performance; and

      o Solidly align the interests of management with those of the stockholders.

The Committee seeks to achieve these policy goals through base salary and an annual incentive and performance based compensation structure that, from year to year, may consist of cash bonuses, stock options, or both. The Committee's basic philosophy in the three years since Carriage became public has been to maintain relatively modest levels of cash compensation and emphasize stock options in order to further align the interests of management with those of the stockholders.

BASE SALARIES

     The base salaries for each of our executive officers are determined on an individual basis, taking into consideration the duties and levels of responsibility of the individual and compensation levels set by industry competitors for comparable positions. The Committee believes that maintaining a reasonable base salary structure is necessary to attract and retain talented executives. However, the Committee's historical practice has been to establish a base salary structure for our executive officers significantly below that of the other publicly traded death care companies. Prior to 1999, there had been no increase in the base salaries for four of the executive officers since 1996, and for the fifth the most recent raise was in early 1997. The Compensation Committee therefore concluded that the time had come to raise the base salary levels and recommended to the full Board raises averaging approximately 14% for the Named Executive Officers, which the full Board approved. Even with the new compensation levels, the Committee is of the opinion that executive salaries are below compensation levels for comparable officers in publicly traded companies of like size and nature, and that participation in our option plans remains a primary motivating factor in providing incentives for senior management.

BONUSES/STOCK OPTION GRANTS FOR EXECUTIVE OFFICERS FOR 1998

     The Committee, in consultation with management, reviews the performance of Carriage's executive officers in the context of our overall performance, on an annual basis, in determining whether and to what extent we should award annual cash bonuses and stock options. This review process is typically conducted following Carriage's release of its year-end financial information, and bonuses or options are typically awarded in March of that year.

     Carriage awards stock options to its executive officers under the 1996 Stock Option Plan and to its key employees under the 1995 Stock Incentive Plan. The purpose of the stock options is to provide the executive officers and key employees with an opportunity to build a meaningful equity ownership interest in Carriage. The Committee believes that management's ownership of a significant equity interest in Carriage firmly aligns the interests of the executive officers and key employees with those of Carriage's stockholders.

     The Committee and the Board strongly believe that stock options should be the primary component of our incentive compensation program for its management and staff. In 1997, Carriage started a new program to expand substantially the base of employees who receive options, so that most full-time employees will have an ownership interest in Carriage. The Board also approved the 1997 Employee Stock Purchase Plan, which gives all employees an opportunity to purchase shares of Class A Common Stock at a discount using payroll deductions. This Plan was made available to even part-time employees who contribute to the success of Carriage's funeral homes and cemeteries. Employee stock ownership is one of our guiding principles and is considered critical to Carriage's future success.

     The decision to award a bonus or stock option grant to an executive officer, as well as the size of the award, is not specifically formula-driven nor based on any specific corporate performance factors. In 1998, the Committee awarded for 1997 performance a total of 72,000 fully vested options to the five Named Executive Officers, but there were no cash bonuses. After reviewing the 1998 financial results and the individual performance of Carriage's executive officers, the Committee concluded that annual bonuses should be made to the executive officers for 1998. The consensus was that while our stock price suffered a decline since late January 1999, Carriage's operations and performance are fundamentally sound and the decline has been due to conditions peculiar to other industry participants that have little to do with Carriage in particular. Consistent with the Committee's philosophy, however, the Committee awarded stock options rather than cash bonuses to all of the Named Executive Officers except Mr. O'Sullivan, who received a mix of cash bonus (most of which went to repay his loan from Carriage) and options. Such stock options for shares of Class A Common Stock were granted to the Named Executive Officers on March 24, 1999 under the 1996 Stock Option Plan, as follows:

                                              NO. OF
NAME                                       STOCK OPTIONS
----------------------------------------   -------------
Melvin C. Payne.........................       32,000
Mark W. Duffey..........................       26,000
Russell W. Allen........................       17,000
Thomas C. Livengood.....................       21,000
Gary O'Sullivan.........................       10,000

All of such options were issued at the fair market value on the date of grant ($13.25 per share), have a term of ten years and are immediately vested in full.

COMPENSATION POLICIES FOR THE CHIEF EXECUTIVE OFFICER

     Melvin C. Payne has served as our Chief Executive Officer since Carriage was founded in 1991. Mr. Payne's base salary had been $225,000 since Carriage's initial public offering in August 1996, and he did not receive a cash bonus for 1996, 1997, or 1998. In recognition of his contribution to our success and to bring his base salary more in line with the chief executive officers at other publicly traded companies of similar size and nature to ours, the Committee recommended, and the Board approved, an increase in Mr. Payne's base salary to $275,000 per year. At the time of the initial public offering, Mr. Payne received a grant of options under the 1996 Stock Option Plan for 250,000 shares. In lieu of a cash bonus for 1997, the Committee granted Mr. Payne stock options for 20,000 shares of Class A Common Stock. As described above, in 1999 Mr. Payne receive options for another 32,000 shares. The Committee set this level of options based on its subjective evaluation of Mr. Payne's performance in 1998. As Chief Executive Officer, Mr. Payne bears primary responsibility for Carriage's overall success. While our stock price has been hurt recently by developments associated with other death care industry consolidators, the Committee believes that under Mr. Payne's leadership, management has laid the groundwork for Carriage to thrive in a new environment that will allow it to capitalize on opportunities that will significantly benefit us in the long term. The Committee continues to have strong confidence in Mr. Payne's leadership and management skills to help Carriage achieve its long-term goals for growth and performance.

                                          Compensation Committee
                                          Barry K. Fingerhut, Chairman
                                          C. Byron Snyder

                         COMPARATIVE STOCKHOLDER RETURN

     The following graph compares on a cumulative basis the percentage change during the period from Carriage's initial public offering on August 8, 1996, to December 31, 1998, in the total stockholder return on (i) our Class A Common Stock, (ii) the Standard & Poor's 500 Stock Price Index, and (iii) a peer group index of four other publicly traded companies in the death care industry (Service Corporation International, The Loewen Group, Inc., Stewart Enterprises, Inc., and Equity Corporation International). This graph assumes that the value of an investment in our Class A Common Stock and in each index was $100 on August 9, 1996, and that all dividends were reinvested. The returns for each company in the Peer Group are weighted according to its stock market capitalization at the beginning of each period for which a return is indicated.

     COMPARISON OF STOCKHOLDER TOTAL RETURN AMONG CARRIAGE SERVICES, INC.,
                 THE S&P 500 INDEX, AND AN INDUSTRY PEER GROUP

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                       COMPARISON OF STOCKHOLDER RETURNS
                                   ------------------------------------------
                                   8/9/96    12/31/96    12/31/97    12/31/98
                                   ------    --------    --------    --------
Carriage Services, Inc..........   $  100     $  136      $  115      $  172

S&P 500 Index...................   $  100     $  112      $  146      $  185

Peer Group......................   $  100     $  106      $  137      $  130

     The above data is based upon the closing price of Carriage's Class A Common Stock on its first trading day, August 9, 1996, of $16.50 per share. The initial public offering price for the Class A Common Stock, as shown in Carriage's registration statement, was $13.50 per share. If the initial offering price of $13.50 were used, the stockholder returns in the table above would have been $166 at December 31, 1996, $141 at December 31, 1997, and $211 at December 31, 1998.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     At December 31, 1998, the members of the Compensation Committee were Barry
K. Fingerhut and C. Byron Snyder. No member of the Compensation Committee was an officer of Carriage at any time during 1998.

     During 1998, no executive officer of Carriage served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors; or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Carriage.

                                 PROPOSAL NO. 2
                   AMENDMENT TO THE 1995 STOCK INCENTIVE PLAN

AMENDMENT TO INCREASE AUTHORIZED SHARES

     On January 27, 1999, the Board of Directors approved a proposal to amend our 1995 Stock Incentive Plan (the "1995 Plan") to increase the number of shares of Class A and B Common Stock that are authorized to be issued pursuant to the 1995 Plan from 950,000 to 1,450,000 shares.

     Through March 15, 1999, 865,828 stock options have been granted under the 1995 Plan that have not expired, which leaves approximately 84,172 shares available for future grants of stock options and other awards under the 1995 Plan. Therefore, we believe that it is prudent to authorize additional shares so they will be available for future grants.

     Although our officers, directors and employees, as well as consultants and former owners of funeral homes and cemeteries that we have acquired, are presently eligible to participate in the 1995 Plan, the Company has used the 1995 Plan almost exclusively to grant options to employees at our funeral home and cemetery locations and for the non-officer group of employees at our corporate office in Houston. The Company has used the 1996 Stock Option Plan for the executive officer group. In 1997, we extended the 1995 Plan to include almost all of our full-time employees. This is in line with our compensation philosophy to create a sense of ownership in Carriage among our employees. We believe that this philosophy will create added long-term incentives for our employees to help us meet Carriage's long-term performance goals and maximize stockholder value.

     Another important consideration to our Board in proposing this amendment to the 1995 Plan has been Carriage's rapid growth through acquisitions during the past year. In 1998, 48 funeral homes and seven cemeteries chose to affiliate themselves with Carriage, and already in 1999 we have closed on, or have non-binding letters of intent or definitive agreements for, 16 funeral homes and 14 cemeteries. This rapid growth has increased the number of additional employees eligible to participate in the 1995 Plan. The Board believes that it is necessary to provide the Compensation Committee and our management with continued flexibility to use stock options under the 1995 Plan as part of Carriage's compensation program.

     The Board of Directors believes that the 1995 Plan serves as a valuable employee incentive that allows our employees an opportunity to build a meaningful equity ownership interest in Carriage. Stock options provide long-term incentives for the participants to increase stockholder value and directly align the interests of our employees with our stockholders.

     The affirmative vote of a majority of the voting power of the shares of capital stock present or represented by proxy at the Meeting will be required to approve this proposal. WE RECOMMEND THAT YOU VOTE "FOR" THIS PROPOSAL TO AMEND THE 1995 STOCK INCENTIVE PLAN.

SUMMARY DESCRIPTION OF THE 1995 PLAN

     The terms of the 1995 Plan, after giving effect to the amendments set forth above, are summarized below:

          (1) ADMINISTRATION. The 1995 Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors, which is constituted to permit the 1995 Plan to comply with Section 162(m) under the Code. The Committee has sole and complete authority and discretion to select participants and grant options or other awards provided for in the 1995 Plan; determine the terms and conditions upon which options or other awards provided for in the 1995 Plan are granted including any vesting schedule; determine whether an option is an incentive stock option or a non-qualified stock option; and make all determinations deemed necessary or advisable for the administration of the 1995 Plan.

          (2) ELIGIBILITY. All officers, directors and employees of Carriage and its subsidiary and affiliate corporations, consultants, and former owners of funeral homes or cemeteries that have been acquired by Carriage, are eligible to receive awards under the 1995 Plan, subject to approval of the Committee.

          (3) AVAILABLE SHARES AND INDIVIDUAL AWARD LIMITATION. The maximum number of shares of Class A or B Common Stock that may be issued under the 1995 Plan, after giving effect to the amendment described above, is 1,450,000 shares. Awards under the 1995 Plan prior to the public offering in August 1996 were satisfied with shares of Class B Common Stock, but awards after that time have been and will be satisfied with shares of Class A Common Stock. The maximum number of shares of Class A or B Common Stock that may be subject of awards granted under the 1995 Plan to any one employee during any calendar year is 200,000 shares.

          (4) STOCK OPTIONS. The 1995 Plan provides for the grant to eligible employees of incentive stock options under Section 422 of the Code, and non-qualified stock options to any eligible individual. The exercise price for any stock options is determined by the Compensation Committee and cannot be less than the fair market value on the date of grant. The fair market value of the Class A Common Stock on any date means the closing price on such trading date as reported by the New York Stock Exchange and published in THE WALL STREET JOURNAL. Unless a shorter period is specified by the Committee or the terms of the 1995 Plan, a stock option shall have a term of ten years from the date of grant. The exercise price of an option granted under the 1995 Plan may be paid in cash, in shares of Class A or B Common Stock, or, at the discretion of the Committee, in whole or in part with the surrender of another award under the 1995 Plan, the withholding of shares issuable upon exercise of the option, other property, or any combination thereof.

          (5) RELOAD OPTIONS. The 1995 Plan provides that in the event a holder pays all or a part of the exercise price or tax withholding requirement of an incentive stock option or a non-statutory stock option in shares of Class A or B Common Stock, the Committee may grant a corresponding "reload option," which is not qualified as an incentive stock option, for an equal number of shares of Class A Common Stock. Reload options may be granted concurrently with the award of a stock option or subsequent to the award of a stock option. Each reload option is fully exercisable six months from the effective date of grant.

          (6) ALTERNATE APPRECIATION RIGHTS. Alternate appreciation rights may be granted to eligible individuals in conjunction with options. Alternate appreciation rights give the holder, among other things, the right to a payment of Class A Common Stock in an amount equal to the difference between the fair market value of the Class A Common Stock at the date of exercise and the option exercise price.

          (7) LIMITED RIGHTS AWARDS. In conjunction with options and alternate appreciation rights, "limited rights" also may be granted to eligible individuals. Limited rights give the holder, among other things, the right to cash in an amount equal to the difference between the fair market value of the Class A Common Stock at the date of exercise and the option exercise price. Limited rights are exercisable for a period of seven months following the date of a "Change of Control." The 1995 Plan provides that a Change in Control occurs (i) if Carriage is dissolved and liquidated, (ii) if Carriage is not the surviving entity in any merger, consolidation, or reorganization, (iii) if Carriage sells, leases or exchanges, or agrees to sell, lease, or exchange, all or substantially all of its assets, (iv) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of Carriage's voting stock (based upon voting power), or (v) if, after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the Board of Directors.

          (8) BONUS STOCK AWARDS. The 1995 Plan also provides for the issuance of shares of Class A Common Stock which may be subject to forfeiture under circumstances specified by the Committee at the time of the award of such shares ("bonus stock"). Pursuant to a bonus stock award, shares of Class
     A Common Stock will be issued to the individual at the time the award is made without any payment to Carriage (other than any payment amount that may be determined by the Committee in its discretion), but such shares may be, if so specified by the Committee, subject to a vesting schedule, certain restrictions on the disposition thereof and certain obligations to forfeit such shares to Carriage, as determined in the discretion of the Committee. The Committee may provide that the restrictions on the transfer of bonus stock will lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (a) the price of a share of Class A or B Common Stock, (b) Carriage's earnings per share, (c) Carriage's revenue, (d) the revenue of a business unit of Carriage designated by the Committee, (e) the return on stockholders' equity achieved by Carriage, or (f) Carriage's pre-tax cash flow from operations, (ii) the participant's continued employment with Carriage for a specified period of time, or (iii) a combination of any of the foregoing.

          (9) DEATH, RETIREMENT OR TERMINATION OF EMPLOYMENT. Unless otherwise provided in an award agreement or otherwise agreed to by the Committee: (i) upon an optionee's death, the optionee's estate or transferee by bequest or inheritance may exercise such option within the lesser of one year after the date of death or the remaining term of the stock option, but only to the extent of any rights exercisable on the date of death; (ii) upon an optionee's termination of employment because of retirement or permanent disability, the optionee may, up to a maximum of 36 months (or such shorter time as reflected in the optionee's award agreement), exercise any stock options to the extent such options are exercisable during such 36-month period; and (iii) if an optionee's employment is terminated for any reason other than death, retirement or permanent disability, any stock options terminate three months after the date of termination.

          (10) STOCK SPLITS AND CAPITAL READJUSTMENTS. The 1995 Plan provides that the total number of shares covered by each award will be proportionately adjusted in the event of a stock split, reverse stock split, or other similar capital adjustment affected without the receipt of consideration by Carriage. Further, the total number of shares covered by the 1995 Plan, the exercise price per share under each option, the annual award limitation applicable to each employee, and any other matters deemed appropriate by the Committee, may be appropriately adjusted in event of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares, or similar transaction.

          (11) AMENDMENT. The Committee may amend, modify or terminate the 1995 Plan at any time, but no amendment may be made without approval of our stockholders which (i) increases the maximum aggregate number of shares of Common Stock which may be issued under the 1995 Plan, or (ii) changes the class of individuals who are eligible to receive awards under the 1995 Plan.

                                 PROPOSAL NO. 3
                    AMENDMENT TO THE 1996 STOCK OPTION PLAN

AMENDMENT TO INCREASE AUTHORIZED SHARES

     The Board of Directors has approved a proposal to amend our 1996 Stock Option Plan (the "1996 Plan") to increase the number of shares of Class A
Common Stock that are authorized to be issued thereunder from 800,000 to 1,300,000 shares. The Board of Directors' approval of this amendment to the 1996 Plan was subject to stockholder approval. If our stockholders do not approve this amendment to the 1996 Plan, then any award made under the 1996 Plan, to the extent the award (in combination with other such awards) causes the existing share authorization limit to be exceeded, will be void and canceled.

     The reasons for this proposed increase are substantially the same as the reasons for the proposed increase in authorized shares for the 1995 Plan which are discussed in Proposal 3. Therefore, these reasons will not be repeated except for discussion specific to the 1996 Plan.

     Carriage has used the 1996 Plan primarily to grant options to our executive officers. As of December 31, 1998, 694,000 stock options were outstanding under the 1996 Plan. Of these, 616,000 options have a vesting schedule in which one-third vest over a period of four years and the balance of two-thirds vest immediately if, within four years, Carriage's stock price exceeds $27.99 for 20 consecutive trading days prior to the fourth anniversary of the grant date; otherwise, the two-thirds balance vests over years five through eight during the term of the option. Most of these options have been outstanding for two years, so that 50% of the one-third portion of these options has been vested. Although our stock price exceeded the $27.99 level for a brief time at the end of 1998 and beginning of 1999, it was not sustained for the necessary 20-day period and so the remaining two-thirds of these options have not vested. The remaining 78,000 options outstanding at December 31, 1998, are fully vested, almost all of which were granted in lieu of cash bonuses for 1997 performance.

     In March 1999, we granted to the Named Executive Officers a total of 106,000 options, all fully vested, in lieu of cash bonuses for 1998 performance. SEE "Executive Compensation -- Compensation Committee Report." These grants brought the total outstanding options to 800,000, which is the 1996 Plan's current capacity, subject to the amendment now being proposed.

     The $27.99 target was established in August 1996 at the time of our initial public offering based upon a presumed return on equity formulation which management believed was appropriate in the environment at that time. Although there are no present intentions to change the vesting requirements for the existing options, the Compensation Committee nevertheless felt it necessary, given the new environment which the Committee believes has existed since January 1999 following certain announcements by other death care consolidators and market reactions to these announcements, to provide further incentives for senior management to seek to enhance stockholder value through a stock price recovery from its March 1999 levels. Accordingly, the Compensation Committee has approved the grant of 400,000 new options to the Named Executive Officers at $13.25 per share, to become fully vested one year after grant date regardless of future stock performance. These options have been issued subject to stockholder approval of this increase in the authorized shares issuable under the 1996 Plan and will be cancelled if the increase is not approved by the stockholders. If the increase is approved, 1,200,000 stock options will be outstanding under the 1996 Plan, leaving 100,000 shares available for future grants.

     The affirmative vote of a majority of the voting power of the shares of capital stock present or represented by Proxy at the Meeting will be required to approve this proposal. WE RECOMMEND THAT YOU VOTE "FOR" THIS PROPOSAL TO AMEND THE 1996 STOCK OPTION PLAN.

SUMMARY DESCRIPTION OF THE 1996 PLAN

     The terms of the 1996 Plan, after giving effect to the amendment described above, are summarized below:

          (1) ADMINISTRATION. The 1996 Plan is administered by the Committee, which is constituted to permit the 1996 Plan to comply with Section 162(m) under the Code. The Committee has sole and complete authority and discretion to select participants and grant options under the 1996 Plan; determine the terms and conditions upon which options under the 1996 Plan are granted including any vesting schedule; and make all determinations deemed necessary or advisable for the administration of the 1996 Plan.

          (2) ELIGIBILITY. All employees (including officers and directors who are also employees) of Carriage and its subsidiaries are eligible to receive options under the 1996 Plan, subject to approval of the Committee.

          (3) AVAILABLE SHARES AND INDIVIDUAL AWARD LIMITATIONS. The maximum number of shares of Class A Common Stock that may be issued under the 1996 Plan, after giving effect to the amendment described above, is 1,300,000 shares. The maximum number of shares of Class A Common Stock that may be the subject of options granted under the 1996 Plan to any one employee during any calendar year is 200,000 shares.

          (4) STOCK OPTIONS. The 1996 Plan provides for the grant to eligible employees of incentive stock options under Section 422 of the Code and non-qualified stock options. The exercise price for any stock options are determined by the Committee and cannot be less than the fair market value on the date of grant. The fair market value of the Class A Common Stock on any date means the closing price on such trading date as reported by the New York Stock Exchange and published in THE WALL STREET JOURNAL. The exercise price of an option granted under the 1996 Plan may be paid in cash, in shares of Class A Common Stock (valued at fair market value at the date of exercise) or by a combination of such means of payment as may be determined by the Committee.

          (5) STOCK APPRECIATION RIGHTS. The 1996 Plan provides that stock appreciation rights may be granted to employees in conjunction with options. Stock appreciation rights give the holder, among other things, the right to a payment in an amount equal to the difference between the fair market value of the Class A Common Stock at the date of exercise and the option exercise price. Such payment may be made, at the election of the holder (subject to the consent or disapproval of the Committee of any election to receive cash), in cash, in shares of Class A Common Stock (valued at fair market value at the date of exercise), or by a combination thereof.

          (6) STOCK SPLITS AND CAPITAL READJUSTMENTS. The 1996 Plan provides that the total number of shares covered by each award will be proportionately adjusted in the event of a stock split, reverse stock split, or other similar capital adjustment affected without the receipt of consideration by Carriage. Further, the total number of shares covered by the 1996 Plan, the exercise price per share under each option, the annual limitation on the number of shares that may be subject to options awarded to each employee, and any other matters deemed appropriate by the Committee, may be appropriately adjusted in event of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares, or similar transaction.

          (7) AMENDMENT. The Committee may amend, modify or terminate the 1996 Plan at any time, but no amendment may be made without approval of the stockholders of Carriage which (i) increases the maximum aggregate number of shares of Common Stock which may be issued under the 1996 Plan, or (ii) changes the class of individuals who are eligible to receive awards under the 1996 Plan.

                                 PROPOSAL NO. 4
              AMENDMENTS TO THE 1996 DIRECTORS' STOCK OPTION PLAN

AMENDMENTS TO 1996 DIRECTORS' STOCK OPTION PLAN

     The Board of Directors has approved a proposal to amend our 1996 Directors' Stock Option Plan (the "Directors' Plan") to increase the number of shares of Class A Common Stock which are authorized to be issued thereunder from 200,000 to 350,000 shares. The Board of Directors' approval of this amendment to the Directors' Plan was subject to stockholder approval. If our stockholders do not approve this amendment to the Directors' Plan, then any award made under the Directors' Plan on or after October 29, 1998 will be void and canceled, to the extent the award (in combination with other such awards) causes the existing share authorization limit to be exceeded.

     The Board has approved two other amendments, one to authorize a one-time grant of options to purchase 18,000 shares to each non-employee director serving as of October 29, 1998, in lieu of the automatic grants that otherwise might be awarded on the annual meeting dates in 1999, 2000 and 2001, and the other to permit directors who are employees of a subsidiary of Carriage, but who are not executive officers of the parent corporation, to participate in other Carriage option plans.

     Prior to October 1998, there were outstanding 188,000 stock options under the Directors' Plan. As described below, the Directors' Plan provides for automatic grants to eligible directors in the amount of 6,000 shares on each annual meeting date. The one-time grant to certain eligible directors on October 29, 1998, described below covered 18,000 shares for each such director, and there were four such directors, for a total grant on such date of 72,000 shares. These four directors are thereby disqualified, however, to receive automatic option grants for the annual stockholder meetings occurring in 1999, 2000 and 2001. As the Board is presently composed, there are three remaining directors who are eligible to receive option grants on such dates. Therefore, there are now 260,000 options outstanding, if the other options which are expected to be granted at the 1999 annual stockholders meeting would bring the total to 278,000. If there are no changes in Board composition, the total outstanding options would increase to 314,000 by the annual stockholders meeting in 2001. The Board concluded that an increase in the number of authorized shares under the Directors' Plan to 350,000 was warranted by the awards made and expected to be made under the Directors' Plan's terms.

     On October 29, 1998, the Board approved another amendment to the Directors' Plan which provided for a one-time award of 18,000 shares to those directors who were eligible to participate in the Directors' Plan on such date but who were not then full-time employees of Carriage or any subsidiary. These directors were Messrs. Snyder and Fingerhut (who both serve on the Executive Committee) and Messrs. Erickson and Stedman (who serve on the Audit Committee). These options vest over three-years at the rate of 6,000 shares per year, based upon the continued service of these directors on the Board through the annual stockholder meeting dates in 1999, 2000 and 2001. The option price is $23.00 per share, the market price in effect on the date of award. In consideration for this one-time award, these four directors are ineligible to receive automatic option grants on those three annual meeting dates. The Board concluded that these options were appropriate in special recognition of the contributions made by these four directors since they joined the Board.

     Finally, the Board has approved an amendment to remove the requirement that in order for a director to be eligible to participate in the Directors' Plan, the director must not be eligible to participate in any other stock option plan sponsored by Carriage. When the Directors' Plan was originally adopted, only directors who were not employees of Carriage or any of its subsidiaries were eligible to participate. The Directors' Plan was amended in 1997 to allow directors to participate, even if employees of a Carriage subsidiary, so long as they are not executive officers of the parent corporation and are not eligible to participate in other Carriage option plans. Management has come to believe, however, that directors who are subsidiary employees can, in addition to their contributions to the Board, also make valuable contributions in their capacities as subsidiary employees, and that it is inconsistent with Carriage's philosophy and principles to deny them the opportunity, as employees, to participate in Carriage's equity through the grant of options in a manner consistent with other Carriage employees. Nevertheless, if the amendments are approved, directors who are executive officers of the parent corporation would remain ineligible to participate in the Directors' Plan.

     The affirmative vote of a majority of the voting power of the shares of capital stock present or represented by proxy at the Meeting will be required to approve this proposal. WE RECOMMEND THAT YOU VOTE "FOR" THIS PROPOSAL TO AMEND THE 1996 DIRECTORS' STOCK OPTION PLAN.

SUMMARY DESCRIPTION OF THE 1996 DIRECTORS' STOCK OPTION PLAN

     The terms of the Directors' Plan, including the amendments described above, are summarized below:

          (1) AUTHORIZED SHARES. The aggregate number of shares of Class A Common Stock that may be issued pursuant to the exercise of options granted under the Directors' Plan, after giving effect to the amendment described above, is 350,000 shares. Shares issuable pursuant to the Directors' Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose.

          (2) ELIGIBILITY. A director who is not an executive officer of the Company and does not participate in any other stock incentive plans of the Company shall be eligible to participate in the Directors' Plan (hereinafter an "Eligible Director").

          (3) INITIAL IPO OPTION GRANT. On the date of the Company's initial public offering ("IPO") in August 1996, each director who met the eligibility requirements on such date, or who was elected to the Board at such date, received a stock option to purchase 15,000 shares of Class A Common Stock at an exercise price per share equal to the initial public offering price of $13.50 per share; provided that any such director then serving on the Executive Committee also received an additional stock option to purchase 10,000 shares of Class A Common Stock at the same price.

          (4) INITIAL OPTION GRANT TO SUBSEQUENT DIRECTORS. Any new Eligible Director who is appointed or elected to the Board subsequent to the Company's IPO shall receive an initial option grant to purchase 15,000 shares of Class A Common Stock, or 25,000 shares if such new director also becomes a member of the Executive Committee at such date. If an Eligible Director is elected to the Board for the first time at an annual meeting of stockholders, such Eligible Director shall receive both the initial option grant and the annual option grant described in the next paragraph.

          (5) ANNUAL OPTION GRANT. On the date of each annual meeting of stockholders, each Eligible Director shall receive a stock option to purchase 6,000 shares of Class A Common Stock.

          (6) TERMS OF OPTION GRANTS. All stock options granted under the Directors' Plan are non-qualified stock options not entitled to special tax treatment under Section 422 of the Code, and have a term of ten years from the date of grant. Except for the initial options granted contemporaneous with the Company's IPO, the exercise price of all other stock options granted under the Directors' Plan will be the "fair market value" of the Class A Common Stock on the date of grant. Fair market value, as of any date, means the average of the high and low prices of the Class A Common Stock on such date, as reported on the New York Stock Exchange (or any other exchange that the Class A Common Stock shall then be traded). The number of shares covered by each option and the exercise price per share will be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, or similar capital adjustment affected without receipt of consideration by the Company.

          (7) TERMINATION AFTER DEATH, DISABILITY OR CHANGE OF CONTROL. All options granted under the Directors' Plan will also become fully vested and exercisable in full if an Eligible Director's membership on the Board terminates by reason of death or disability or upon the occurrence of a "Change of Control" while a director is a member of the Board of Directors. The Directors' Plan provides that a Change of Control occurs (i) if the Company is dissolved and liquidated, (ii) if the Company is not the surviving entity in any merger, consolidation, or reorganization, (iii) if the Company sells, leases or exchanges, or agrees to sell, lease, or exchange, all or substantially all of its assets, (iv) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) if, after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the Board of Directors. Upon termination of an Eligible Director's membership on the Board of Directors, the Eligible Director will have three months (12 months if such termination is by reason of death or disability) to exercise his or her options, but only to the extent such options are vested as of the date of such termination.

OPTION GRANTS

     For each of our executive officers and the various groups indicated below, the following table shows (i) the number of shares of Common Stock subject to options collectively granted under the 1995 Plan, the 1996 Plan and the Directors' Plan that are currently outstanding, and (ii) the weighted average exercise price payable per share under such options.

                                                             WEIGHTED AVERAGE
                                        NUMBER OF             EXERCISE PRICE
          NAME AND POSITION             OPTIONS SHARES      OF GRANTED OPTIONS
-------------------------------------   --------------      ------------------
Melvin C. Payne......................       452,000(1)            $13.57
  Chairman and Chief Executive
     Officer
Mark W. Duffey.......................       292,000(1)            $13.60
  President
Russell W. Allen.....................       119,000(1)            $13.77
  Executive Vice President of
     Operations
Thomas C. Livengood..................       201,000(1)            $15.68
  Executive Vice President, CFO and
     Secretary
Gary O'Sullivan......................       100,000(1)            $15.91
  Senior Vice President-Marketing
All executive officers, as a group (5
  persons)...........................       764,000(1)            $14.16
All current directors (other than
  executive officers),
  as a group (7 persons).............       275,000(2)            $19.17
All employees, excluding executive
  officers, as a group (728
  persons)...........................       855,995(3)            $17.95
------------
(1) Issued under the 1996 Plan.

(2) Issued under the Directors' Plan, except for 15,000 options issued to Mr. Larrabee under the 1995 Plan.

(3) Issued under the 1995 Plan.

                                 PROPOSAL NO. 5
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have selected Arthur Andersen LLP as Carriage's independent public accountants for the year ending December 31, 1999, and have further directed that management submit the selection of the independent accountants for your ratification at the Meeting. Arthur Andersen LLP has audited Carriage's financial statements since 1992. Representatives of Arthur Andersen LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Arthur Andersen LLP as Carriage's independent public accountants is not required by our By-laws or otherwise. If Carriage's stockholders fail to ratify the selection, we will reconsider whether to retain that firm. Even if the selection is ratified, the Board, in its discretion may direct the appointment of a different independent accounting firm at any time during the year if we feel that such a change would be in the best interests of Carriage and its stockholders. The affirmative vote of the holders of a majority of the voting power of the shares of capital stock present or represented by proxy at the Meeting will be required to ratify the selection of Arthur Andersen LLP.

     WE RECOMMEND THAT YOU VOTE "FOR" THIS PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP.

                                 OTHER BUSINESS

     Management does not intend to bring any other business before the Meeting and has not been informed that any other matters are to be presented at the meeting by others. If other matters properly come before the Meeting or any adjournment thereof, the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders, and otherwise eligible, must be received by the Secretary of Carriage (at the address indicated on the first page of this Proxy Statement) no later than December 1, 1999, in order to be included in Carriage's proxy material and form of proxy relating to that meeting.

                             ADDITIONAL INFORMATION

ANNUAL REPORT

     THE ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1998, IS BEING MAILED TO ALL STOCKHOLDERS ENTITLED TO VOTE AT THE MEETING. THE ANNUAL REPORT TO STOCKHOLDERS DOES NOT FORM ANY PART OF THE PROXY SOLICITING MATERIALS. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS UPON REQUEST TO THOMAS C. LIVENGOOD, EXECUTIVE VICE PRESIDENT AND SECRETARY, CARRIAGE SERVICES, INC., 1300 POST OAK BLVD., SUITE 1500, HOUSTON, TEXAS 77056.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

                                          By Order of the Board of Directors

                                      /s/ THOMAS C. LIVENGOOD
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          FINANCIAL OFFICER AND SECRETARY

Houston, Texas
March 30, 1999

                            CARRIAGE SERVICES, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
       THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 11, 1999

        The undersigned, hereby revoking all prior proxies, hereby appoints Mark
     W. Duffey and Thomas C. Livengood, and each of them, his true and lawful proxies, with full and several power of substitution, to vote all the shares of Class A or B Common Stock or Series D Preferred Stock of
     CARRIAGE SERVICES, INC. standing in the name of the undersigned, at the Annual Meeting of Stockholders of CARRIAGE SERVICES, INC. to be held on May 11, 1999 and at any adjournment(s) thereof, on all matters coming before said meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS
     AS STATED ON THE REVERSE SIDE OF THIS PROXY CARD AND, UNLESS A CONTRARY CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF SUCH PROPOSALS.

        CONTINUED AND TO BE SIGNED ON REVERSE SIDE                   SEE REVERSE
                                                                         SIDE

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------
           PLEASE MARK YOUR
    [X]    VOTES AS IN THIS
           EXAMPLE.



                      VOTE FOR all         VOTE
                      nominees listed    WITHHELD   NOMINEES: Stuart W. Stedman
1. ELECTION OF                                                Ronald A. Erickson
 THREE CLASS III           [ ]             [ ]                Mark F. Wilson
 DIRECTORS for
 a three-year term
 ending at the 2002 Annual Meeting of Stockholders.

 VOTE FOR all nominees listed, except vote withheld from the following nominees(if any):

____________________________________________________

                                                          FOR   AGAINST  ABSTAIN
2. Proposal to amend the 1995 Stock Incentive Plan        [ ]     [ ]      [ ]

3. Proposal to amend the 1996 Stock Incentive Plan.       [ ]     [ ]      [ ]

4. Proposal to amend the 1996 Directors Stock             [ ]     [ ]      [ ]
   Option Plan.

5. Proposal to ratify Arthur Andersen LLP as the          [ ]     [ ]      [ ]
   independent public accountants of the Company
   1999.

6. In their discretion, the Proxies are authorized to     [ ]     [ ]      [ ]
   vote upon any other business as may properly come before the meeting or any adjournment(s) thereof.

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY BY USING THE ENCLOSED ENVELOPE.

SIGNATURE:___________________  DATED:______________  , 1999

PRINT NAME:_______________________________________________

NOTE: (Please sign exactly as your name appears hearon. For joint accounts, each joint owner should sign. Executors, administrators, trustees, etc., should also so indicate when signing.)